UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 10, 2006

Kitty Hawk, Inc.
(Exact name of registrant as specified in its charter)

Delaware		75-2564006
(State or other jurisdiction of incorporation)	0-25202 (Commission File Number)	(I.R.S. Employer Identification No.)

1515 West 20th Street
P.O. Box 612787
DFW International Airport,
Texas		75261
(Address of principal		(Zip Code)
executive offices)
Registrant’s telephone number, including area code: (972) 456-2200
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
SIGNATURES

Item 8.01. Other Events.
On May 10, 2006, Kitty Hawk, Inc. (“Kitty Hawk”) and its wholly-owned subsidiary Kitty Hawk Ground, Inc. (“Kitty Hawk Ground”) entered into an Asset Purchase Agreement (“Agreement”) with privately held Air Container Transport, Inc., a California corporation (“ACT”), to acquire substantially all of the operating assets of ACT for total consideration of $5 million (the “Purchase Price”). Kitty Hawk Ground will not assume any liabilities of ACT, except for the liabilities expressly set forth in the Agreement, and will not purchase any of ACT’s cash, cash equivalents, prepaid deposits or accounts receivable. ACT operates an airport-to-airport LTL ground freight network primarily in California, Oregon, Washington, British Columbia, Colorado, Utah, Illinois and Texas.
The Purchase Price will be paid as follows. Kitty Hawk Ground will pay ACT $2,750,000 of cash at the closing, $250,000 of cash six (6) months after the closing and $500,000 of cash twelve (12) months after the closing. At closing, Kitty Hawk will issue to ACT shares of Kitty Hawk’s unregistered common stock having an agreed value of $1,500,000 (the “Stock Component”). Kitty Hawk has agreed to prepare and file with the Securities and Exchange Commission within sixty (60) days of the closing, a registration statement registering the resale of the shares of common stock issued at closing.
The Agreement contains representations and warranties made by ACT and various closing conditions including that there shall not have occurred any material adverse change in ACT, it business or the assets to be purchased. Pursuant to the Agreement, ACT, along with its primary shareholders, will enter into non-competition and non-solicitation agreements.
ACT will indemnify Kitty Hawk Ground for damages resulting from breaches of representations, warranties, covenants, certain environmental claims, and the ownership, management and use of the assets purchased pursuant to the Agreement prior to the closing.
The closing of the asset purchase is anticipated to occur during the second quarter of 2006. There is no assurance that the closing will occur or will not be delayed.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KITTY HAWK, INC.

By: Name:	/s/ Steven E. Markhoff Steven E. Markhoff
Title:	Vice President Strategic Planning, General Counsel and Corporate Secretary
Date: May 12, 2006